Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 28, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of RumbleOn, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, P.C.

Dallas, Texas

August 30, 2024